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                              EMPLOYMENT AGREEMENT

    The parties to this Employment Agreement are The Warnaco Group, Inc. (by itself, 'Warnaco' and together with its divisions, subsidiaries and affiliates, the 'Company'), a Delaware corporation, with its office and principal place of business currently located at 90 Park Avenue, New York, New York 10016 and Antonio Alvarez (the 'Employee') an individual currently residing at [Home Address].

                                   BACKGROUND

    Warnaco desires to employ the Employee on a full-time basis as its Chief Restructuring Officer and the Employee desires to be so employed by Warnaco, all upon the terms and conditions hereinafter set forth.

    1. Employment and Duties. During the Employment period (as hereinafter defined), the Employee shall serve as Chief Restructuring Officer of Warnaco. The duties and responsibilities of the Employee shall include such duties and responsibilities as are typically assigned to a chief restructuring officer and shall include, in any event the following:

        a. Oversee, with the approval of the Chief Executive Officer of Warnaco (the 'CEO') and the Board of Directors of Warnaco (the 'Board'), all restructuring and refinancing related efforts of the Company, including

           i. the activities of all professionals retained to assist in the marketing and sale of assets, the recapitalization of the Company or otherwise retained as part of the restructuring efforts;

           ii. the preparation and presentation of reports and other general communications with the Company's creditors and shareholders; and

           iii. at the Board's request; the development of a restructuring plan for the Company;

        b. Assist the CEO and other senior management in the preparation of an operating plan and cash flow forecast;

        c. Assist the CEO and other senior management in the identification of cost reduction opportunities and working capital opportunities;

        d. Assist the CEO and other senior management with other operational issues as requested; and

        e. Engage in such other activities as are approved by the Board or the CEO and are consistent with the duties of a chief restructuring officer.





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    The Employee shall perform faithfully the duties and responsibilities referred to above to the best of his ability, devoting not less than 85% of his time to his responsibilities as Chief Restructuring Officer.

        2. Employment Period.

           a. Term. The employment period shall begin on April 30, 2001 (the 'Effective Date') and shall continue thereafter throughout the period ending on October 31, 2002 (the 'Expiration Date') unless sooner terminated pursuant to the provisions of this Agreement (the 'Employment Period').

           b. Early Termination Generally. The Employee's employment may be terminated by either the Company without Cause (as hereinafter defined) by giving 30 days written notice to the Employee or the Employee by giving 90 days written notice to the Company. The Employee's employment shall terminate in the event of the Employee's death.

           c. Early Termination for Cause. The Company may immediately terminate the Employee's employment for Cause by giving notice in writing of such termination. For all purposes under this Agreement, the term 'Cause' shall mean (i) a breach by Employee of any of his material obligations under this Agreement which is not cured within 30 days of the Company's having provided written notice thereof to the Employee; or (ii) the Employee engaging in willful misconduct which is injurious to the Company.

           d. Early Termination for Good Reason. The Employee may immediately terminate the Employee's employment prior to the Expiration Date for Good Reason (as hereinafter defined). For all purposes of this Agreement, the term 'Good Reason' means (i) a breach by the Company of its material obligations under this Agreement which has not been cured within 30 days of the Employee having given written notice to the Company thereof; (ii) The Company assigns the Employee any duties or responsibilities inconsistent with the scope of duties or responsibilities associated with Employee's title or position as set forth in Section I of this Agreement or requires the Employee to report to anyone other than the CEO or the Board; or (iii) the Company engaging in willful misconduct which is injurious to the Employee.



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    3. Place of Employment. The Employee's services shall be performed at the
Company's principal offices in New York City. The parties acknowledge, however, that the Employee may be required to travel in connection with the performance of his duties hereunder.

    4. Base Salary; Advance. For all services to be rendered by the Employee pursuant to this Agreement, the Company shall pay the Employee during the Employment Period a base salary (the 'Base Salary') at the rate of $175,000 per month (prorated as necessary). In the event the Employee is unable to perform his duties as a Chief Restructuring Officer due to illness or disability for a period of thirty (30) consecutive days or more, the Employee and the Company shall negotiate in good faith a reduced Base Salary for such period. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices. The Company shall promptly remit to A&M an advance of $100,000, which shall be held by Employee and credited against any amounts due at the termination of the Employment Period and returned upon the satisfaction of all the Company's obligations hereunder.

    5. Incentive Compensation. The Employee shall be entitled to receive incentive compensation equal to 90% of the cash value of the annual bonus, including any incentive based bonus, discretionary bonus (not based principally on asset sales or a restructuring), and supplemental incentive plan bonus, paid to the highest paid senior officer of the Company (adjusted pro rata for the number of months the Employee has acted as Chief Restructuring Officer), payable on the same terms and at the same time as to such officer, but in any event not less than 120 days after the Company's fiscal year.

    6. Restructuring Compensation. Upon the occurrence of a Trigger Event (this term and other defined terms used in this subsection are defined below), the Employee shall be entitled to a restructuring fee (the 'Restructuring Fee') equal to five percent (5%) of the Improvement in Value; provided, however, that in no event shall the Restructuring Fee shall be less than $3 million; and provided, further, that any amounts payable as Incentive Compensation under
Section 5 shall be credited against the amounts that become payable under this section.


    In the event a Restructuring Fee becomes payable because of the occurrence of the events described in clause (i) or (ii) of the definition of Trigger Event, the Restructuring Fee shall be paid to the Employee immediately upon the occurrence of the Trigger Event. That component of the Restructuring Fee based on Aggregate Consideration that is contingent upon the realization of future financial performance (e.g., an earnout or similar provision) shall be paid by the Company to the Employee promptly upon the receipt of such Aggregate Consideration by the Company or its shareholders (including holders of options, warrants, stock appreciation rights, convertible securities and similar securities of the Company). That component of the Restructuring Fee that is based on Aggregate Consideration that is deferred (including without limitation any Aggregate Consideration held in escrow) shall be valued at the total stated amount of such consideration without applying a discount thereto and shall be paid by the Company to the Employee promptly

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upon the occurrence of the Trigger Event; provided that the portion of the
Restructuring Fee payable on account of amounts held in escrow shall not become payable until released from escrow to (or for the benefit of) the Company.

In the event a Restructuring Fee becomes payable because of the occurrence of the events described in clause (iii) or (iv) of the definition of Trigger Event, 80% of the Restructuring Fee shall be paid to the Employee immediately upon the occurrence of the Trigger Date. The remaining 20% of the Restructuring Fee shall be paid to the Employee 225 days following the Trigger Date (the 'Final Payment Date'). During the 225 day period prior to the Final Payment Date, the Employee and the Company shall, acting in good faith, recalculate the Restructuring Fee based on the actual Operating EBITDA achieved during the six-month period following the Trigger Date and the amount due the Employee on the Final Payment Date shall be adjusted accordingly; provided, however, that in no event shall any downward adjustment of the Restructuring Fee due the Employee be greater than the 20% holdback described above. In the event the Company and the Employee shall be unable to agree on the recalculation of the Restructuring Fee, each of the parties agrees to submit the issue to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in the State of New York, except that each party shall bear its (or his) own expenses.

For the purposes of this Section 6, the following terms shall have the following meanings:

        'Trigger Event' shall mean the earliest to occur of (i) the consummation of (or if earlier, the execution of definitive documentation for) a sale, lease, transfer or other disposition of all or substantially all the assets of the Company in one or more transactions (a 'Sale of Assets'); (ii) the merger or consolidation of the Company with or into any other entity or any combination, including by way of joint venture, of all or substantially all the Company's assets, in each case in one or more transactions (or, if earlier, the execution of definitive documentation for any such transactions); (iii) a substantial restructuring of (or, if earlier, the execution of definitive documentation for the substantial restructuring of) the Company's debt, either through a restructuring or refinancing of the existing bank debt, new investments, sales of assets combined with a material modification of debt documents, or a combination of any or all of the foregoing, in one or more transactions the effect of which is to provide the Company with an amount of liquidity and flexibility which is anticipated to be sufficient to allow it to operate without default under the Company's operating plan to be formulated by senior management under the Chief Restructuring Officer's supervision; and (iv) the expiration of the Employee's employment upon the conclusion of the Employment Period (as defined in Section 2 above) or its termination by the Company without Cause or by the Employee with Good Reason. In the event the Trigger Event occurs under clause (i), (ii) or (iii) upon the execution of definitive documentation for the transaction(s) giving rise to the Trigger Event, then notwithstanding

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        anything herein to the contrary, the Restructuring Fee earned upon such
        Trigger Event shall become payable upon consummation of the transactions contemplated by the definitive documentation (regardless of whether the Employee's employment shall have been terminated prior to such consummation), not upon execution of such documentation.

        'Improvement in Value' shall mean either (a) in the event Improvement in Value is being calculated because of events described in clause (i) or (ii) of the definition of Trigger Event, (x) the Aggregate Consideration plus, in the event the transaction(s) giving rise to the Trigger Event involves less than all the assets, to the extent positive,
        (y) the sum of (I) Debt Paydowns (net of those cash payments reducing debt made with the proceeds of the transaction(s) giving rise to the Trigger Event); (II) the product of seven (7) times the Trigger Date EBITDA for those assets not involved in the transaction(s) giving rise to the Trigger Event; and (III) the Company's cash and cash equivalents not being transferred as part of the transaction(s) giving rise to the Trigger Event; minus (z) $1,100,000,000; or (b) in the event Improvement in Value is being calculated because of events described in clause (iii) or (iv) of the definition of Trigger Event, to the extent positive, (i) Debt Paydowns plus (ii) the product of seven (7) times the Trigger Date EBITDA plus (iii) the Company's cash and cash equivalents minus (iv) $1,100,000,000.

        'Debt Paydowns' shall mean the sum of cash payments made during the Applicable Period under the Company's debt and receivables facilities that permanently reduce the other parties' commitments under such facilities plus the estimated net proceeds from the sale, lease, transfer or other disposition of assets that are the subject of fully executed sale agreements that have not yet closed plus (or minus) the improvement or deterioration in the Company's working capital compared to its working capital as of May 1, 2001, in each case as reflected in the Company's revolving lines of credit, adjusted for seasonal considerations in a manner to be agreed upon in good faith by the Chief Executive Officer of the Company and the Chief Restructuring Officer.

        'Aggregate Consideration' shall mean the total amount of all cash, securities, contractual arrangements (including any lease arrangements or put or call agreements) and other properties paid or payable, directly or indirectly in connection with a Trigger Event (including without limitation, amounts paid to holders of any warrants, stock purchase rights or convertible securities of the Company and to holders of any options or stock appreciation rights issued by the Company, whether or not vested). Aggregate Consideration shall also include the amount of any short-term debt and long-term liabilities of the Company (including the principal amount of any indebtedness for borrowed money and capitalized leases and the full amount of any off-balance sheet financings) (x) repaid or retired in

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        connection with or anticipation of the Trigger Event or (y) existing on the Company's balance sheet at the time of the Trigger Event (if such Trigger Event takes the form of a merger, consolidation or a sale or issuance of stock or partnership interests) or assumed in connection with a Trigger Event (if such Trigger Event takes the form of a Sale of Assets or a joint venture). For purposes of calculating the amount of revolving credit debt in the preceding sentence, the arithmetic mean of the amount of revolving credit debt outstanding on the last day of each month during the 12 months preceding the closing of the Trigger Event shall be used. In the event such Trigger Event takes the form of a Sale of Assets, Aggregate Consideration shall include (i) the value of any current assets not purchased, minus (ii) the value of any current liabilities not assumed. In the event such Trigger Event takes the form of a recapitalization, restructuring, spin-off, split-off or similar transaction, Aggregate Consideration shall include the fair market value of (i) the equity securities of the Company retained by the Company's security holders in exchange for or in respect of securities of the Company retained by the Company's security holders following such Trigger Event and (ii) any securities received by the Company's security holders in exchange for or in respect of securities of the Company following such Trigger Event (all securities received by such security holder being deemed to have been paid to such security holder on account of such Trigger Event). The value of securities that are freely tradable in an established public market will be determined on the basis of the last market closing price prior to the consummation of the Trigger Event. The value of securities, lease payments, and other consideration that are not freely tradable on an established market, or if the consideration utilized consists of property other than securities, the value of such property shall be the fair market value thereof as determined in good faith by the Employee and agreed to by the Company; provided, however, that all debt securities, except zero coupon or deep discount securities, shall be valued at their stated principal amount without applying a discount thereto.

        'Applicable Period' shall mean the period from the effective date hereof until the Trigger Date.

        'Trigger Date' shall mean the date on which the Trigger Event occurs.

        The 'Trigger Date EBITDA' shall mean actual Operating EBITDA for the six-month period ending prior to the Trigger Date plus projected Operating EBITDA for the six-month period following the Trigger Date (including the month in which the Trigger Date occurs). In the event Operating EBITDA is being calculated because of the restructuring described in clause (iii) of the definition of Trigger Event, the projected Operating EBITDA shall be based on the Company's operating plan used in connection with such restructuring. In the event Operating EBITDA is being calculated because of the Triggering Event described in clause (iv), the

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        projected Operating EBITDA shall be based on projections developed by the Company and the Chief Restructuring Officer acting in good faith.

        'Operating EBITDA' with respect to any period shall mean the EBITDA (earnings before interest, taxes, depreciation and amortization) net of other income (expense); extraordinary items; gains or losses on the sale of assets; fees and expenses related to the amendment, restatement, repayment or refinancing of debt; any deduction for minority interest expense; expenses of litigation of any kind (including administrative proceedings); all professional fees, fines, damages and settlement payments; restructuring charges (including, without limitation, professional fees and expenses, employee severance and incentive payments, costs of operations discontinued or identified to be discontinued and cure payments for assumed contracts or leases as well as any other costs that should not be assigned to on-going operations); plus estimated cost savings anticipated but not yet realized from cost reduction programs that have already been implemented; less any contribution to EBITDA of assets that are the subject of fully executed sale agreements that have not yet closed; in each case, for such period.

    7. Expenses. The Employee shall be entitled to prompt reimbursement for all reasonable, ordinary and necessary travel, entertainment, and other expenses incurred by the Employee during the Employment Period in the performance of his duties and responsibilities for the Company under this Agreement and for the reasonable fees and expenses of his counsel incurred in connection with the preparation, negotiation and approval of this Agreement.

    8. Termination Benefits. In the event the Employee's employment terminates prior to the end of the Employment Period, then the Employee shall be entitled to receive severance and other benefits as follows:

           a. Termination without Cause or for Good Reason. If, during the Employment Period, the Company terminates the Employee's employment other than for Cause, or if the Employee terminates his employment for Good Reason, then, in lieu of any severance benefits to which the Employee may otherwise be entitled under any of the Company's severance plans or program, the Employee shall be entitled to receive upon such termination or resignation an amount equal to his Base Salary times the lesser of twelve
               (12) or the number of months (including fractions thereof) remaining until the Expiration Date. In addition, the Employee shall be entitled to receive the Restructuring Compensation and any amounts of Base Compensation earned for the period to such date and to the reimbursement of expenses incurred prior to such date to the extent such expenses are

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                reimbursable under this Agreement. In the event the employment is terminated because of the death of the Employee, the Beneficiary shall be entitled to receive the Restructuring Compensation and Base Compensation earned for the period prior to the Employee's death and to the reimbursement of any expenses incurred prior to the Employee's death to the extent such expenses are reimbursable under this Agreement. Upon any termination described in this Section 8(a), in the event a Trigger Event occurs under either clause (i), (ii) or (iii) of the definition of that term within six months of such termination, then as a part of the Restructuring Compensation the Employee (or his Beneficiary) is entitled to receive hereunder, the Employee (or his Beneficiary) shall be entitled to receive promptly upon the occurrence of such Trigger Event an amount equal to the excess, if any, of (x) an amount equal to the Restructuring Compensation calculated based on such subsequent Trigger Event over (y) the amount of Restructuring Compensation which would or has already become due and payable to the Employee before application of this provision, if any.

        b. Other Termination. In the event the Company terminates the Employee's employment for Cause, or the Employee terminates his employment without Good Reason, then the Employee shall not be entitled to the severance payment described in Section 8(a) and shall not be entitled to receive any Restructuring Compensation. The Employee will be entitled to receive all compensation accrued through the effective date of the termination or resignation, as the case may be, and reimbursement of expenses incurred prior to such date to the extent such expenses are reimbursable under this Agreement.

     9. Confidentiality. The Employee shall keep as confidential all non-public information received from the Company in conjunction with his employment, except: (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of his duties, including in communications with the Company's shareholders, affiliates and creditors, or their advisors. At the conclusion of his employment, if requested by the Company, the Employee shall return all such information in his possession to the Company.

     10. Certain Conduct. During and after the Employment Period, the Company agrees to refrain and the Employee agrees to refrain, from making any statements of a defamatory or disparaging nature regarding the other party, the Company's officers, directors, personnel or products or the Employee's services, except, in each case, in such party's professional capacity or,



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in, the case of the Employee, in connection with the performance of his duties hereunder or in connection with litigation arising out of or relating to this Agreement.

     11. Indemnification. The Company shall indemnify the Employee as provided herein or, to the extent more favorable to the Employee, to the full extent permitted by Delaware law on the date of this Agreement. The Employee shall be entitled to the benefit of the most favorable indemnities the Company provides to its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Employee. The Company shall also use commercially reasonable efforts (which shall include the payment of amounts which the Company determines in its good faith are reasonable) to arrange to add the Employee as an additional insured party under the Company's existing director and officer liability insurance policy. The Company shall also use commercially reasonable efforts (which shall include the payment of amounts which the Company determines in its good faith are reasonable) to arrange to maintain any such insurance coverage for a period of two years following termination of the Employee's employment. Termination of this Agreement shall not affect any of these provisions, which shall remain in full force and effect. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect Employee's rights hereunder.

     12. Successors and Assigns. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the prior written consent of the other, assign or transfer this Agreement or any one or more of his or its rights under this Agreement or delegate any one or more of his or its duties under this Agreement, to any other person or entity, except that Employee may assign his right to receive payments or benefits hereunder. In any event, no assignment of rights, or delegation of obligations under this Agreement shall relieve the assigning or delegating party of its obligations hereunder. The Company shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place. If the Employee should die While any amounts are still payable, or any benefits are still required to be provided, to the Employee hereunder, all such amounts or benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate (in each case, a "Beneficiary").



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     13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Employee's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

     14. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Employee:     Antonio Alvarez
                                 599 Lexington Avenue
                                 Suite 2700
                                 New York, New York 10022

If to the Company:               The Warnaco Group, Inc.
                                 90 Park Avenue
                                 New York, New York 10016
                                 Attention:   Stanley Silverstein, Esq.
                                              General Counsel

or to such other address or the attention of such other person as the recipient party has previously furnished to the other parties in writing in accordance with this section. Such notices or other communications shall be effective upon delivery or three days after they have been mailed as provided for above.

     15. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     16. Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach or promise by such other party.

     17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision. or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in

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such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     18. Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     19. Applicable Laws. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

     20. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, each of the Company and the Employee has executed this Agreement, in the case of the Company by its duly authorized officer, as of June 11, 2001.

                                THE WARNACO GROUP, INC., for itself and its
                                   divisions, subsidiaries and affiliates

                                By: /s/ Linda Wachner
                                   --------------------------------------
                                    Name:  Chairman/CEO
                                    Title:

                                EMPLOYEE

                                /s/ Antonio C. Alvarez
                                ------------------------------------------
                                Antonio Alvarez



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